Exhibit 5.1

November 10, 2026

Enlight Renewable Energy Ltd.

13 Amal St., Afek Industrial Park

Rosh Ha’ayin 4809249, Israel

Re: Enlight Renewable Energy Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Enlight Renewable Energy Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Sales Agreement, dated November 10, 2026 (the “Sales Agreement”), by and among the Company and Barclays Capital Inc. and Wells Fargo Securities, LLC (each a “Sales Agent” and collectively the “Sales Agents”), which provides for the offer and sale of ordinary shares, par value NIS 0.1 per share, of the Company, having an aggregate offering price of up to $400,000,000 (the “Ordinary Shares”) to be offered and sold from time to time in an “at-the-market offering” pursuant to the prospectus supplement dated November 10, 2026 (the “Prospectus Supplement”), the accompanying prospectus dated June 23, 2026 (the “Prospectus”), and the registration statement on Form F-3ASR (Registration No. 333-296967) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is furnished to you at your request to enable you to satisfy the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement and the Prospectus Supplement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Prospectus and the Prospectus Supplement, to which this opinion letter is attached as an exhibit; (ii) the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) the Sales Agreement; (iv) the resolutions of the board of directors of the Company (the “Board”) by which the filing of the Registration Statement and the Prospectus Supplement, the entry into the Sales Agreement and the issuance and sale of the Ordinary Shares were approved; (v) the General Counsel’s Certificate of the Company dated November 10, 2026 (the “General Counsel’s Certificate”); and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all resolutions and minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of the Sales Agreement and any applicable terms agreement or other definitive agreement relating to the offer and sale of the Ordinary Shares, each such agreement will be a valid and legally binding obligation of each party other than the Company, enforceable against each such party in accordance with its terms. We have further assumed that at the time of the issuance and sale of the Ordinary Shares, the terms of the Ordinary Shares, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. As to all questions of fact material to this opinion that have not been independently established, we have relied upon the General Counsel’s Certificate and certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Ordinary Shares, when issued and sold by the Company pursuant to the Sales Agreement, the Registration Statement and the Prospectus Supplement, against payment therefor, will be validly issued, fully paid and non-assessable, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance and sale of the Ordinary Shares, the terms of the offering thereof and related matters (the “Authorizing Resolutions”), (b) the Registration Statement and any amendments thereto (including any post-effective amendments), have not been terminated or rescinded, (c) the delivery and filing of the Prospectus Supplement and any other required prospectus supplement or pricing supplement with respect to the offering and sale of the Ordinary Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, and (d) receipt by the Company of the consideration for the Ordinary Shares as provided for in the Authorizing Resolutions and in accordance with the terms of the Sales Agreement or any applicable terms agreement and applicable law.

You have informed us that the Company intends to offer and sell the Ordinary Shares from time to time pursuant to the Sales Agreement, the Prospectus Supplement and the Registration Statement, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to any issuance and sale of Ordinary Shares you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Ordinary Shares are to be issued and sold (including any applicable prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Ordinary Shares in order to satisfy the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In addition, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles and applicable law such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus Supplement and the accompanying Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Herzog Fox & Neeman Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il